EXHIBIT 3.1

                            ARTICLES OF INCORPORATION

               The undersigned incorporator, for the purpose of forming a corporation under the Florida Business Corporation Act, hereby adopts the following Articles of lncorporation.

                                 ARTICLE I NAME
The name of the corporation shall be

                                3045 Corporation

                           ARTICLE II PRINCIPAL OFFICE
The principal place of business and mailing address of this corporation shall be:

                               c/o Kim A. Naimoli
                        3045 N. Federal Highway, Suite 60
                         Fort Lauderdale, Florida 33306

                                   ARTICLE III
The number of shares of stock that this corporation is authorized to have outstanding at any one time is: 50,000,000 authorized shares of common stock and 10,000,000 authorized shares of preferred stock.

                                   ARTICLE IV
The name and Florida street address of the initial registered agent is Kim A. Naimoli, 3045 N. Federal Hwy, Suite 60, Fort Lauderdale, FL 33306.

                                    ARTICLE V
The name and address of the incorporator to these Articles of Incorporation is Kim A. Naimoli, 1400 Bayview Drive, Fort Lauderdale, FL 33306.


/s/ Kim A. Naimoli                         October 25, 1999
Signature/Incorporator                     Date

Having been named as registered agent and to accept service of process for the above stated corporation at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statues relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

/s/ Kim A. Naimoli                          October 25, 1999
Registered agent                            Date